Exhibit 99(a)(2)
ATARI, INC.
FORM OF ELECTION TO TENDER ELIGIBLE OPTIONS
Pursuant to the Offer to Purchase dated September 5, 2008,
as amended September 12, 2008
To: ATARI, INC.
     I have received the Offer to Purchase, dated September 5, 2008, as amended September 12, 2008, and this Election to Tender Eligible Options (the “election form” which, together with the Offer to Purchase, as they may be amended from time to time, constitutes the “offer”). All terms used in this election form but not defined shall have the meaning ascribed to them in the Offer to Purchase.
I understand, acknowledge and agree that:
•	Subject to the terms and conditions of the offer, I may tender all but not less than all of my eligible options, as indicated on Exhibit A hereto, to Atari for a cash payment (minus tax withholding) described in the offer to purchase prior to the expiration of the offer at 5:00 p.m., New York City Time, October 8, 2008, as the same may be extended.

•	Atari’s acceptance of the eligible options that I have tendered pursuant to the offer will constitute a binding agreement between Atari and me upon the terms and subject to the conditions of the offer. Upon Atari’s acceptance of the eligible options that I have tendered pursuant to the offer, the eligible options shall be purchased and cancelled, and I shall have no right to exercise my eligible options to purchase Atari common stock under the terms and conditions of such eligible options after the date of Atari’s acceptance.

•	Under the circumstances set forth in the offer, Atari may terminate or amend the offer and postpone its purchase and cancellation of my tendered eligible options.

•	Upon the expiration of the offer, the satisfaction of all of the conditions to the offer and Atari’s acceptance of the tender of my eligible options, a cash payment will be made to me for my properly tendered eligible options other than those options that have:
•	expired before the expiration of this offer; or

•	been properly withdrawn from this offer by me; or

•	been exercised by me before the expiration of this offer.
•	I have certain rights pursuant to the terms and conditions of the offer to withdraw any eligible options that I tender, and I have the right to exercise any of my eligible options before the expiration of the offer even if I have already tendered them in the offer.

•	I will not receive any payment pursuant to this offer for any eligible option that I hold that expires by its terms before expiration of this offer, and I will lose the value of any option that expires. Because of the possibility that Atari may choose to extend the expiration date of the offer, it is not possible to determine with any certainty when the offer will expire. Accordingly, I understand that it is my responsibility to decide whether to exercise any of my eligible options before they expire.

•	The purchase price in connection with the tender of my eligible options will represent ordinary compensation income, and the amount of the cash payment actually delivered to me will reflect required tax withholdings by Atari.

•	Atari has advised me to consult with my own advisors as to the consequences of participating or not participating in the offer.

•	All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

•	I do not have to deliver any of my option agreements.
By signing and returning this election form, I represent and warrant to Atari that:
•	I have full power and authority to tender the options indicated on Exhibit A hereto for purchase and cancellation and that, when and to the extent such eligible options are accepted by Atari, such eligible options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable eligible option agreements, and such eligible options will not be subject to any adverse claims. I only have the options listed on Exhibit A hereto, and I have made any corrections necessary on such Exhibit A to make it true and accurate.

•	Upon request, I will execute and deliver any additional documents deemed by Atari to be necessary or desirable to complete the purchase and cancellation of the options that I am tendering.

•	I have read and agree with the understandings and acknowledgments set forth in this election form.
The undersigned, intending to be legally bound, has executed this Election to Tender Eligible Options as of the date indicated below.

Date: , 2008
Signature of Holder

Print Name of Holder

* * * *
If you wish to tender any or all of your eligible options, sign, date and return this election form and Exhibit A hereto to the following address no later than the expiration date:
Atari, Inc.
417 Fifth Avenue
New York, NY 10016
Attention: Kristina Pappa
Telephone: (212) 726-6500
Facsimile: (212) 726-4214
Kristina.Pappa@atari.com
The election form must be signed by the holder of the eligible options. Atari will not accept any alternative, conditional or contingent elections.
     Please direct any questions or requests for assistance, as well as requests for additional copies of the offer to purchase or this election form, to Kristina Pappa at the above address and telephone number. The method by which you deliver any required document is at your option and risk, and the delivery will be made only when actually received by Atari, including by means of hand delivery to Kristina Pappa at the above address. If you elect to deliver your documents by mail, Atari recommends that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery prior to the expiration date.
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EXHIBIT A
TO
ELECTION TO TENDER ELIGIBLE OPTIONS
     According to the records of Atari, the following eligible option grants have been made to you and remain outstanding in the amounts indicated. If you have any questions regarding the grants listed below or the amount of eligible options outstanding, please contact Kristina Pappa at (212) 726-6500.
     If you elect to participate in this offer, all of your eligible options will be tendered pursuant to the offer. You are not permitted to tender only some of your options and retain others.
     You will only receive a cash payment for eligible options that have not expired before the expiration of the offer. See “The Offer—Acceptance of and Payment for Eligible Options” in the Offer to Purchase.
Total Cash Payment: $

	Option	Options	Cash Payment per	Total Cash Payment
Option Date	Exercise Price	Outstanding (1)	Option (2)(3)	(2)

(1)	Represents the number of eligible options that remain outstanding.

(2)	This cash payment will be made upon completion of this offer only if the eligible option has been tendered, has not been exercised, and has not expired before the expiration of the offer.

(3)	$0.10, without interest and before applicable tax withholding.
I acknowledge and agree that the above is true and accurate.

Date: , 2008
Signature of Holder

Print Name of Holder